Exhibit 99.1

Ascena Retail Group, Inc.

933 MacArthur Blvd.

Mahwah, NJ 07430

NOTICE OF BLACKOUT PERIOD

TO DIRECTORS AND EXECUTIVE OFFICERS

OF ASCENA RETAIL GROUP, INC. (“ASCENA”)

Special Trading Restrictions Related to the

Ascena Retail Group, Inc. 401(k) Savings Plan

Blackout Period Beginning July 28, 2014

July 3, 2014

Background

The Ascena Retail Group, Inc. 401(k) Savings Plan (the “Plan”) will be subject to a blackout period beginning July 28, 2014 at 4:00 p.m. Eastern Time, and ending during the week of August 10, 2014 (the “Blackout Period”) that will temporarily prevent participants in the Plan from engaging in transactions in their individual Plan accounts. During the Blackout Period, participants in the Plan generally will be unable to direct or diversify investments in their individual accounts, change elections regarding future contributions, change contribution rates or obtain a loan, distribution or withdrawal from the Plan. The Blackout Period is necessary to make a transition to a new recordkeeper, MassMutual, and trustee, Reliance Trust Company.

Special Trading Restrictions

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, each director and executive officer of Ascena is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity or derivative security of Ascena during the Blackout Period (the “Special Trading Restrictions”). Although the Special Trading Restrictions are subject to certain exceptions, given the complexity of the rules and the short time period involved, you should not engage in any transactions in Ascena common stock during the Blackout Period. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any shares of Ascena common stock or exercise any stock options. It is important to note that, although the Blackout Period arises in connection with the Plan, the Special Trading Restrictions bar directors and executive officers from trading any shares of Ascena common stock, whether or not they were acquired through the Plan.

The Special Trading Restrictions are in addition to the restriction on trading activity under Ascena’s insider trading policy. You should direct questions about, and requests for pre-clearance of, your transactions in Ascena common stock to either Isabella Spiegel, Vice President, Corporate Benefits, at 551-777-6910, or Gene Wexler, Esq., Senior Vice President, General Counsel, at 551-777-6751.

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